041 Putnam Global Income Trust, April 30, 2016, Semiannual
Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					2,534
Class B		  		 	   71
Class C		    		  	  279
Class M		     	  	          136

72DD2

Class R		     	   	          131
Class R5			            1
Class R6				  108
Class Y		    		  	1,117

73A1

Class A				  	0.192
Class B				  	0.147
Class C	      		  	        0.148
Class M	      		  	        0.179

73A2

Class R		 		  	0.180
Class R5				0.210
Class R6				0.215
Class Y				  	0.206

74U1

Class A			    	       13,011
Class B				  	  458
Class C					1,862
Class M					  745

74U2

Class R				  	  779
Class R5				    2
Class R6			          506
Class Y					5,068

74V1

Class A					12.09
Class B					12.03
Class C					12.03
Class M					11.97

74V2

Class R					12.06
Class R5			        12.08
Class R6				12.09
Class Y					12.08

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.